Exhibit 10.19
SUBLEASE
SUBLEASE (“Sublease”) dated as of the 1st day of June, 2017, between ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI having an office at 150 East 42nd Street, New York, New York 10017 (“Sublandlord”), and MOUNT SINAI GENOMICS, INC. (d/b/a SEMA4) having an office at 1425 Madison Avenue, 3rd Floor, New York, NY 10029 (“Subtenant”).
W I T N E S S E T H:
WHEREAS, by Agreement of Lease dated as of April 24, 2014 (the “Original Lease”), between 200 Park South Associates LLC (together with its successors and assigns, “Prime Landlord”), as landlord, and Sublandlord, as tenant, as the same has been amended by that certain Lease Modification Agreement dated as of March 6, 2017 (the “First Amendment;” the Original Lease as modified by the First Amendment, the “Prime Lease”), Prime Landlord leased to Sublandlord certain premises in the building (the “Building”) known as 200 Park Avenue South, New York, New York; and
WHEREAS, Sublandlord desires to sublet to Subtenant, and Subtenant desires to hire from Sublandlord, a portion of the premises demised under the Prime Lease upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter provided, Sublandlord and Subtenant hereby agree as follows:
1.DEMISE AND TERM; CONDITIONS OF SUBLEASE.
(a)Sublandlord hereby leases to Subtenant, and Subtenant hereby hires from Sublandlord, a portion of the thirteenth (13t h ) floor, more particularly known as Suite 1305 and Suite 1309 and as shown on Exhibit A hereto (the “Subleased Premises”) in the Building. The parties acknowledge that the Subleased Premises is the Additional Space (as defined in the First Amendment). The term of this Sublease (the “Term”) shall commence on the Additional Space Commencement Date (as such term is defined in the First Amendment, the “Commencement Date”) and shall end on the day (the “Expiration Date”) that immediately precedes the New Expiration Date (as defined in the First Amendment). The parties acknowledge and agree that the term Additional Space Commencement Date as used herein shall take into account the effect of any Tenant’s Delay (as defined in the First Amendment, but only to the extent caused by Subtenant or Sublandlord acting at the direction of Subtenant, without duplication).
(b)Subtenant waives the right to recover any damages which may result from Sublandlord’s failure to timely deliver possession of the Subleased Premises. If Sublandlord shall be unable to timely deliver possession of the Subleased Premises in the manner required hereunder and provided Subtenant is not responsible for such inability to give possession, the Commencement Date hereunder shall not occur until Sublandlord shall be able to so deliver possession of the Subleased Premises to Subtenant, and no such failure to timely deliver possession shall in any way affect the validity of this Sublease or the obligations of Subtenant hereunder or give rise to any claim for damages by Subtenant or claim for rescission of this Sublease, nor shall the same in any way be construed to extend the Term. The parties agree that this Section 1(b) constitutes an express provision as to the time at which Sublandlord shall deliver possession of the Subleased Premises to Subtenant, and Subtenant hereby waives any rights to rescind this Sublease which Subtenant might otherwise have pursuant to Section 223-a of the Real Property Law of the State of New York or any other law of like import now or hereafter in force.

(c)Upon determination of the Commencement Date, Sublandlord and Subtenant, at the request of either party, shall enter into an agreement confirming such date, but the failure of either party to do so shall not affect the rights or obligations of the parties under this Sublease.
2.SUBORDINATE TO PRIME LEASE. This Sublease is subject and subordinate to (a) the Prime Lease and the terms thereof and (b) the matters to which the Prime Lease is or shall be subject and subordinate. A true and complete copy of the Prime Lease has been delivered to and examined by Subtenant.
3.INCORPORATION BY REFERENCE.
(a)The terms, covenants and conditions of the Prime Lease are incorporated herein by reference so that, except as set forth in Paragraph (b) of this Section 3, and except to the extent that such incorporated provisions are inapplicable to (including, without limitation, any provisions of the Prime Lease relating exclusively to the portion of the premises thereunder on the fourteenth (14th) floor of the Building) or modified by the provisions of this Sublease, all of the terms, covenants and conditions of the Prime Lease that bind or inure to the benefit of the landlord thereunder shall, in respect to this Sublease, bind or inure to the benefit of Sublandlord, and all of the terms, covenants and conditions of the Prime Lease that bind or inure to the benefit of the tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such incorporated terms, covenants and conditions were completely set forth in this Sublease, and as if the words “Landlord,” “Owner” or “Lessor” and “Tenant” or “Lessee” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean, respectively, “Sublandlord” and “Subtenant” in this Sublease, and as if the words “premises,” “leased premises” and “demised premises” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean “Subleased Premises” in this Sublease, and as if the word “Lease” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean this “Sublease.” Notwithstanding the foregoing, the time limits contained in the Prime Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right or remedy, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by five (5) days, so that in each instance Subtenant shall have five (5) days less time to observe or perform hereunder than Sublandlord has as the tenant under the Prime Lease, unless such period is (5) or fewer days, in which instance Subtenant shall have two (2) days less time to observe or perform hereunder than Sublandlord has as the tenant thereunder.
(b)The following provisions of the Prime Lease shall not be incorporated herein by reference and shall not apply to this Sublease:
(i)With respect to the Original Lease:
A.The definition of “Owner” set forth in Article 34, as to Sublandlord, but not Prime Landlord;
B.The final sentence of Article 40 and Section 43(b), as to Sublandlord, but not Prime Landlord (Limitation of liability to landlord’s interest);
C.Final two sentences of Article 58 (Free freight and initial move);
D.Article 70 (Broker);
E.The first sentence of Article 73 (Existing airconditioning unit), it being agreed the air conditioning unit referred to in Article 73 shall be deemed to refer

to the unit installed or to be installed in the Subleased Premises by Prime Landlord pursuant to the First Amendment;    .
F.The proviso on the third through fourth lines of the first paragraph of Article 75 (Directory listing at no charge);
G.G.    Article 80 (Condition of Demised Premises)
H.Sections 81(a), (b) and (f) (Term, fixed annual rent, first monthly installment);
I.Article 91 (Notices);
J.Exhibit A (Floor Plan); and
K.Exhibit C (Landlord’s Work)
(ii)With respect to the First Amendment:
A.Article 2 (Additional Space Commencement Date, New Expiration Date), other than the final three sentences of the second paragraph;
B.Article 3 (Condition of the Additional Space), other than the second paragraph (Additional Items, Substitute Items), the third paragraph (IT Work) and the final paragraph (Tenant’s Delay) which collectively shall be applicable with respect to Landlord’s Work (as defined in the First Amendment);
C.Article 4 (Fixed Annual Rent);
D.Section 50(n) and the final sentence of Section 50G), as set forth in Article 12 (Transfers not requiring consent);
E.Article 13 (No Other Brokers);
F.Article 14 (Representations);
G.Article 18 (Confirmation of Lease);
H.Exhibit B (Landlord’s Work);
I.Exhibit C (Additional Space Commencement Date Agreement).
Notwithstanding any provision of the Prime Lease or this Sublease to the contrary, it is the intention of the parties hereto that under no circumstances shall Subtenant have any right to renew or extend the Term of this Sublease.
4.PERFORMANCE BY SUBLANDLORD. Any obligation of Sublandlord that is contained in this Sublease by incorporating the provisions of the Prime Lease may be observed or performed by Sublandlord using reasonable efforts, after notice from Subtenant, to cause Prime Landlord to observe and/or perform the same, and Sublandlord shall have a reasonable period of time to enforce its rights to cause such observance or performance. Sublandlord shall not be required to perform any obligation of Prime Landlord under the Prime Lease, and Sublandlord shall have no liability to Subtenant for the failure of Prime Landlord to perform any obligation under the Prime Lease. Subtenant shall not in any event have any rights in respect of the Subleased Premises greater than Sublandlord’s rights under the Prime Lease. Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that are appurtenant to, or supplied at or to, the Subleased Premises, including, without limitation, electricity, heat, air conditioning, water, elevator service and cleaning service, if any. No failure to furnish, or interruption of, any such services or facilities shall give rise to any (a) abatement or reduction of Subtenant’s obligations under this Sublease, (b) constructive eviction, whether in whole or in part, or (c) liability on the part of Sublandlord.
5.NO BREACH OF PRIME LEASE. Subtenant shall not do or permit to be done any act or thing that will constitute a breach or violation of any term, covenant or condition of the Prime Lease by the tenant thereunder, whether or not such act or thing is permitted under the provisions of this Sublease. In the event Subtenant’s continued occupancy (including without limitation as a result of a transfer of control of Subtenant) constitutes a breach of the Prime Lease, Sublandlord shall have the right to terminate this Sublease by written notice to Subtenant and if Sublandlord shall so terminate this Sublease, (i) Subtenant shall promptly vacate and surrender the Subleased Premises to Sublandlord in accordance with the terms of this Sublease, and in all events prior to the expiration of any applicable cure periods under the Prime Lease with respect to such breach, (ii) notwithstanding the termination·of this Sublease, Subtenant shall remain liable for all Rent hereunder for the balance of the unexpired Term (and Sublandlord shall be permitted to use or apply any Security Deposit held hereunder for the payment of such Rent) and (iii) Subtenant’s indemnity set forth in Section 7(a) hereof shall expressly apply to all liabilities incurred by Sublandlord as a result of such breach of the Prime Lease. The provisions of this Section 5 shall survive the expiration or earlier termination of this Sublease.
6.NO PRIVITY OF ESTATE. Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and Prime Landlord.
7.INDEMNITY; INSURANCE.
(a)Subtenant shall indemnify, defend and hold harmless Sublandlord from and against all claims, actions, losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys’ fees and expenses, which Sublandlord may incur or pay by reason of (i) any accidents, damages or injuries to persons or property occurring in, on or about the Subleased Premises, (ii) any breach or default hereunder on Subtenant’s part, (iii) any work done or Alterations performed in or to the Subleased Premises by Subtenant and/or Subtenant’s employees, agents, contractors, invitees or any other person claiming through or under Subtenant, or (iv) any act, omission or negligence on the part of Subtenant and/or Subtenant’s employees, agents, customers, contractors, invitees, or any other person claiming through or under Subtenant.
(b)Subtenant shall (i) maintain all insurance that Sublandlord is required to maintain under the Prime Lease, naming Sublandlord, Prime Landlord and any other parties required by the Prime Lease as additional insureds or loss payees, as applicable, and (ii) on or prior to the Commencement Date, shall deliver to Sublandlord appropriate certificates of such insurance, including copies of endorsements or clauses in the applicable insurance policies that evidence waivers of subrogation and naming of additional insureds. Subtenant shall deliver to Sublandlord evidence of each renewal or replacement of a policy prior to the expiration of such policy.
8.MUTUAL WAIVER OF SUBROGATION. The terms of the penultimate paragraph of Article 44 of the Original Lease shall be applicable to the parties hereunder.
9.RENT.
(a)Subtenant shall pay to Sublandlord rent (“Fixed Rent”) at the rate of $362,180.00 per annum from the Commencement Date through the Expiration Date, payable in advance in equal monthly installments of $30,181.67.
(b)Monthly installments of Fixed Rent shall be paid in advance in equal monthly installments on the first day of each month of the Term. If the Commencement Date shall not be the first day of a month, Fixed Rent shall be prorated on a per diem basis. The installment of Fixed Rent for the calendar month in which the Expiration Date occurs shall be prorated on a per diem basis if the Expiration Date does not occur on the last day of the month.

(c)Fixed Rent and all other amounts (“Additional Rent;” together with Fixed Rent, collectively “Rent” or “rent”) payable by Subtenant to Sublandlord under the provisions of this Sublease shall be paid promptly when due, without notice or demand therefor, and without deduction, abatement, counterclaim or setoff. Fixed Rent and Additional Rent shall be paid to Sublandlord in lawful money of the United States at the office of Sublandlord or such other place (or by wire) as Sublandlord may designate from time to time. No payment by Subtenant or receipt by Sublandlord of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated Fixed Rent or Additional Rent; nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and Sublandlord may accept any check or payment without prejudice to Sublandlord’s right to recover the balance due or to pursue any other remedy available to Sublandlord. Any provisions in the Prime Lease incorporated herein by reference (whether capitalized or lower case) referring to “fixed rent,” “annual rent,” “base rent,” “rent,” ,”additional rent,” “escalations,” “payments” or “charges” or words of similar import shall be deemed to refer to Fixed Rent and Additional Rent due under this Sublease.
(d)Notwithstanding anything to the contrary contained herein, so long as (i) Subtenant shall not be in default hereunder and (ii) Prime Landlord has waived $30,181.67 of the fixed annual rent under the Prime Lease pursuant to Section 4(a) of the First Amendment, the Fixed Rent payable by Subtenant hereunder (but not any Additional Rent) shall be abated for the first month of the Term in the amount of $30,181.67. Subtenant acknowledges that if this Sublease shall terminate due to a default by Subtenant hereunder or if this Sublease shall be rejected in the case of a bankruptcy, the foregoing abated Fixed Rent shall be immediately due and payable.
10.ELECTRICITY, UTILITIES AND OTHER CHARGES
(a)From and after the Commencement Date, Subtenant shall pay real estate tax escalations attributable to the Subleased Premises pursuant to Article 47 of the Original Lease (as modified by Article 6 of the First Amendment) to Sublandlord consistently with the terms thereof, except that the term “The Percentage” shall mean 1.75%.
(b)From and after the Commencement Date, Subtenant shall pay cost of living adjustments for the Subleased Premises pursuant to Article 48 of the Original Lease (as modified by Article 7 of the First Amendment) to Sublandlord consistently with the terms thereof; it being acknowledged and agreed that for purposes of the foregoing, the term “Base Year” shall mean the month of January, 2017 and the term “annual rent” shall mean the annual Fixed Rent hereunder.
(c)From and after the Commencement Date, Subtenant shall pay amounts due with respect to the lobby attendant under Article 68 of the Original Lease (as modified by Article 8 of the First Amendment) to Sublandlord consistently with the terms thereof, except that, notwithstanding the terms of Article 8 of the First Amendment, the reference to “0.59%” in Article 68 of the Original Lease shall instead be deemed to be a reference to 1.75%.
(d)From and after the Commencement Date, Subtenant shall pay for electricity on a submetering basis with respect to the Subleased Premises in accordance with Article 76 of the Original Lease (as modified by Article 9 of the First Amendment) to Sublandlord consistently with the terms thereof; it being agreed that Subtenant shall pay Sublandlord 100% of Sublandlord’s cost for electricity with respect to the Subleased Premises (including, without limitation, any surcharge paid by Sublandlord to Prime Landlord).

(e)Subtenant shall pay for amounts due on account of late payment of rent hereunder pursuant to the Article 78 of the Original Lease (as modified by Article 10 of the First Amendment) to Sublandlord consistently with the terms thereof, except that, notwithstanding the terms of Article 10 of the First Amendment, the reference to “$521.00” in Article 78 of the Original Lease shall instead be deemed to be a reference to $1509.00.
(f)From and after the Commencement Date, Subtenant shall pay amounts due with respect to water charges and sprinklers under Articles 29 and 30 of the Original Lease (as modified by Article 11 of the First Amendment) to Sublandlord consistently with the terms thereof, except that, notwithstanding the terms of Article 11 of the First Amendment, the two references to “$30.00” in Articles 29 and 30 of the Original Lease shall instead be deemed to be references to $87.00.
(g)Subtenant shall be solely responsible for and pay as Additional Rent under this Sublease upon demand all additional rent and other charges incurred or due under the Prime Lease as a result of (i) a breach of this Sublease by Subtenant, (ii) any demand by Subtenant for any additional or overtime services (including, without limitation, overtime HVAC, above-standard cleaning, above-standard refuse removal, overtime freight elevator and condenser water), and (iii) any additional costs or charges incurred as a result of Subtenant’s use and occupancy of the Subleased Premises (including, without limitation, charges as a result of high-density occupancy).
(h)If Subtenant requires any utilities that are not provided by Prime Landlord under the Prime Lease, subject to the terms and conditions of the Prime Lease, Subtenant shall make all arrangements therefor directly with the utility provider and pay all costs thereof.
11.USE. Subtenant shall use and occupy the Subleased Premises only for the uses permitted under the Prime Lease, and for no other purpose. Subtenant shall not violate any prohibitions on use contained in the Prime Lease. No representation or warranty is made by Sublandlord, and nothing contained in this paragraph or elsewhere in this Sublease, shall be deemed to be a representation or warranty by Sublandlord that the Subleased Premises may be lawfully used for Subtenant’s intended purposes; and Sublandlord shall have no liability whatsoever to Subtenant if such use is not permitted by the present certificate of occupancy or any applicable zoning or other law or ordinance. Subtenant shall comply with (a) the Prime Lease, (b) any certificate of occupancy relating to the Subleased Premises, (c) all present and future laws, statutes, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments asserting jurisdiction over the Subleased Premises (including without limitation pursuant to Article 45 of the Original Lease, as modified by Article 5 of the First Amendment, provided, however that, notwithstanding the terms of Article 5 of the First Amendment, the two references to “0.59%” in Section 45(a) of the Original Lease shall instead be deemed to be references to 1.75%; and (d) all requirements applicable to the Subleased Premises of the board of fire underwriters and/or the fire insurance rating or similar organization performing the same or similar function.
12.CONDITION OF SUBLEASED PREMISES.
(a)On the Commencement Date, Sublandlord shall deliver the Subleased Premises to Subtenant vacant and broom-clean.
(b)Except as expressly provided in this Section 12, Subtenant is leasing the Subleased Premises “AS IS”, and Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, fixtures, equipment, decorations or other items to make the Subleased Premises ready or suitable for Subtenant’s occupancy. Sublandlord has not made and does not make any representations or warranties as to the physical condition of the Subleased Premises, or any other matter affecting or relating to the Subleased Premises. In making and executing this Sublease, Subtenant has relied solely on such investigations, examinations and · inspections as Subtenant has chosen to make or has made. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections.
(c)Sublandlord shall not be required to perform any work to the Subleased Premises to prepare the same for occupancy and/or use by Subtenant.
(d)Sublandlord shall have no obligation to provide any services to Subtenant or the Subleased Premises pursuant to this Sublease (other than any obligation of Sublandlord that is contained in this Sublease by incorporating the provisions of the Prime Lease, subject to the limitations set forth in Section 4 hereof). To the extent the parties decide that Sublandlord will provide Subtenant any additional services, the allocation of costs and other terms thereof shall be set forth in one or more separate agreements between the parties.
13.CONSENTS AND APPROVALS. In any instance when Sublandlord’s consent or approval is required under this Sublease, Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if, inter alia, such consent or approval has not been obtained from Prime Landlord under the Prime Lease. If Subtenant shall seek the approval or consent of Sublandlord and Sublandlord shall fail or refuse to give such consent or approval, Subtenant shall not be entitled to any damages for any withholding or delay of such approval or consent by Sublandlord, it being intended that Subtenant’s sole remedy shall be an action for injunction or specific performance and that such remedy shall be available only in those instances where Sublandlord shall have expressly agreed in writing not to withhold or delay its consent unreasonably.
14.TERMINATION OF PRIME LEASE. If for any reason the term of the Prime Lease shall terminate prior to the expiration of this Sublease, this Sublease shall thereupon be terminated (except as to such provisions that this Sublease expressly provides shall survive a termination) and Sublandlord shall not be liable to Subtenant by reason thereof.
15.ASSIGNMENT AND SUBLETTING.
(a)Subtenant shall not, by the sale of all or substantially all of its assets, the sale of 50% or more of any class of its capital stock or voting securities or equity interest, transfer of “control” (as defined in Section 50(j) of the Prime Lease, as set forth in Article 12 of the First Amendment) of Subtenant or any occupant claiming under Subtenant, operation of law or otherwise, assign, sell, mortgage, pledge or in any other manner transfer or encumber this Sublease or any interest therein, or sublet the Subleased Premises or any part or parts thereof, or grant any concession or license or otherwise permit occupancy of all or any part of the Subleased Premises by anyone other than Subtenant (any of the foregoing, a “Transfer”), without (i) the prior written approval of Prime Landlord in each instance to the extent required by and subject to the terms and conditions of Article 50 of the Prime Lease (as set forth in Article 12 of the First Amendment) and (ii) the prior written approval of Sublandlord in each instance, such approval not to be unreasonably withheld or delayed subject to the terms and conditions of Article 50 of the Prime Lease (as set forth in Article 12 of the First Amendment), solely to the extent incorporated by reference herein pursuant to Section 3 hereof. Subtenant acknowledges and agrees that its continued occupancy hereunder shall be expressly subject to Article 50 of the Prime Lease (as set forth in Article 12 of the First Amendment).

(b)In the event of any Transfer (whether or not consented to), Subtenant shall (x) pay all fees and costs, if any, that Sublandlord is required to pay to Prime Landlord under the Prime Lease in connection with such Transfer and (y) reimburse Sublandlord for all reasonable fees incurred by Sublandlord in connection with such Transfer (including, without limitation, reasonable attorneys’ fees). Subtenant acknowledges and agrees that any consideration paid or payable to Subtenant in connection with any transfer shall be subject to Section 50(i) of the Prime Lease (as set forth in Article 12 of the First Amendment) as to both Prime Landlord and Sublandlord.
16.ALTERATIONS. Subtenant shall not make, cause, suffer or permit the making of any alterations, changes, replacements, improvements, installations or additions (“Alterations”) in, to or about the Subleased Premises, without the prior written approval of Sublandlord and Prime Landlord in each instance as required in accordance with the applicable terms and conditions of the Prime Lease (with respect to Sublandlord’s consent, as incorporated by reference). Additionally any Alterations shall be subject to Articles 3 and 49 of the Original Lease and any other applicable terms and conditions of the Prime Lease, including without limitation obtaining the consent of Prime Landlord to the contractors performing the Alterations. If Subtenant makes, causes, suffers or permits the making of any Alterations in, to or about the Subleased Premises, Subtenant shall (x) pay all fees and costs, if any, that Sublandlord is required to pay to Prime Landlord under the Prime Lease in connection with such Alterations and (y) reimburse Sublandlord for all reasonable fees incurred by Sublandlord in connection with such Alterations (including, without limitation, reasonable attorneys’ fees).
17.BROKERAGE. Subtenant and Sublandlord each represents to the other that it has not dealt with any broker or finder in connection with this sublease transaction. Subtenant and Sublandlord each agree to indemnify, defend and hold the other harmless from and against any costs and expenses (including, without limitation, reasonable attorneys’ fees) resulting from a breach by the indemnifying party of the foregoing representation. The provisions of this Section 17 shall survive the expiration or earlier termination of this Sublease.
18.WAIVER OF JURY TRIAL AND RIGHT TO COUNTERCLAIM. Subtenant hereby waives all right to trial by jury in any summary or other action, proceeding, or counterclaim arising out of or in any way connected with this Sublease, the relationship of Sublandlord and Subtenant, the Subleased Premises (including the use and/or occupancy thereof) and any claim of injury or damages with respect thereto. Subtenant also hereby waives all right to assert or interpose a counterclaim (but not the right to raise or assert mandatory counterclaims)’ in any summary proceeding or other action or proceeding to recover or obtain possession of the Subleased Premises or for nonpayment of Fixed Rent or Additional Rent. The provisions of this Section 18 shall survive the expiration or earlier termination of this Sublease.
19.HOLDOVER. If vacant and exclusive possession of the Subleased Premises is not surrendered to Sublandlord in accordance with the provisions of this Sublease on the expiration or earlier termination of this Sublease, Sublandlord shall be entitled to immediately reenter the Subleased Premises and dispossess Subtenant (and/or any person claiming by, through or under Subtenant). In the event of any such holding over, Subtenant shall pay as holdover rent or use and occupancy for each month (or portion thereof) of the holdover tenancy an amount calculated in accordance with Article 74 of the Original Lease (it being acknowledged and agreed that for purposes of the foregoing, the term “annual rent” shall mean the annual Fixed Rent hereunder), subject to all of the other terms of this Sublease insofar as the same are applicable to such holdover tenancy. The acceptance of any such use and occupancy payment paid by Subtenant pursuant to this Section 19 shall in no event preclude Sublandlord from commencing and prosecuting a holdover or summary eviction proceeding and the provisions of this Section 19 shall be deemed to be an “agreement expressly providing otherwise” within the meaning of

Section 232-c of the Real Property Law of the State of New York and any successor or similar law of like import. In addition Subtenant shall indemnify and shall save Sublandlord harmless from and against all costs, claims, loss or liability resulting from the failure of Subtenant to surrender the Subleased Premises on the Expiration Date or sooner termination of the Sublease, including, without limitation, any amounts payable by Sublandlord pursuant to Article 74 of the Original Lease or under any indemnity contained in the Prime Lease. Nothing contained in this Section 19 shall (i) imply any right of Subtenant to remain in the Subleased Premises after the termination of this Sublease without the execution of a new lease, (ii) imply any obligation of Sublandlord to grant a new lease or (iii) be construed to limit any right or remedy that Sublandlord has against Subtenant as a holdover tenant or trespasser. The provisions of this Section 19 shall survive the expiration or earlier termination of this Sublease.
20.SECURITY DEPOSIT.
(a)On or prior to the date that Subtenant is no longer controlled by or under common control with Sublandlord, Subtenant shall deposit with Sublandlord the sum of TWO HUNDRED SEVENTY-ONE THOUSAND SIX HUNDRED THIRTY-FIVE and 00/100 ($271,635.00) Dollars as security (the “Security Deposit”) for the performance and observance by Subtenant of the terms, covenants and conditions of this Sublease. Subtenant’s failure to timely deliver the Security Deposit shall be a material default under this Sublease. If Subtenant defaults in respect of any of the terms, covenants or conditions of this Sublease, including, but not limited to, the payment of Fixed Rent and Additional Rent, Sublandlord may use, apply or retain the whole or any part of the Security Deposit so deposited to the extent required for the payment of any Fixed Rent and Additional Rent or any other sum as to which Subtenant is in default, or for reimbursement of any sum that Sublandlord may expend or may be required to expend by reason of Subtenant’s default in respect of any of the terms, covenants and conditions of this Sublease, including, but not limited to, any damages or deficiency in resubletting of the Subleased Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord. If Subtenant shall fully and faithfully comply with all of the terms, covenants and conditions of this Sublease, the Security Deposit (without interest) shall be returned to Subtenant after both the date fixed as the end of this Sublease and delivery of possession of the entire Subleased Premises to Sublandlord in the condition required hereunder. Subtenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit, and that neither Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event of any use, application or retention of the Security Deposit by Sublandlord, Subtenant shall, within five (5) days of demand, pay to Sublandlord the sum so used, applied or retained.
(b)In lieu of the cash Security Deposit, Subtenant shall deliver to Sublandlord a clean, irrevocable and unconditional letter of credit (“Letter of Credit”) issued by and drawn upon a member of the Clearing House Association or another commercial bank reasonably satisfactory to Sublandlord (hereinafter referred to as the “Issuing Bank”) with offices for banking purposes in New York City, and having a Commercial Paper credit rating of A-1/P-1 or better from Standard & Poor’s (the “Minimum Rating Requirement”), which Letter of Credit shall be payable in New York City, have a term of not less than one (1) year, be in a form that complies with requirements sets forth in Section 20(c) below and that is otherwise reasonably acceptable to Sublandlord, name Sublandlord as beneficiary, and be maintained in the amount of the Security Deposit for the entire Term plus a period of sixty (60) days thereafter. Notwithstanding the foregoing, the Letter of Credit may provide that it can be drawn upon the office of Issuing Bank located outside of New York City if the drawing thereon may be consummated by facsimile and/or reputable overnight courier.

(c)The Letter of Credit shall provide that (i) the Issuing Bank shall pay to Sublandlord or its duly authorized representative an amount up to the face amount of the Letter of Credit upon presentation of the Letter of Credit and a sight draft in the amount to be drawn; and (ii) the Letter of Credit either shall be for a term ending sixty (60) days after the end of the Term or shall be deemed to be automatically renewed, without amendment, for consecutive periods of one (1) year each during the Term of this Sublease, unless the Issuing Bank sends written notice to Sublandlord by certified or registered mail, return receipt requested, not less than sixty (60) days next preceding the then expiration date of the Letter of Credit, that it elects not to have such Letter of Credit renewed.
(d)Notwithstanding anything to the contrary contained herein, Subtenant acknowledges that Subtenant is obligated to provide Sublandlord with Replacement Security (as hereinafter defined) within fifteen (15) days of notice from Sublandlord if any of the following events (each, a “Triggering Event”) occurs: (1) the Issuing Bank of the Letter of Credit is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity; or (2) the Issuing Bank of the Letter of Credit fails to meet the Minimum Rating Requirement. Within fifteen (15) days of Sublandlord’s notice to Subtenant of a Triggering Event, Subtenant shall replace the Letter of Credit with either a letter of credit issued by a commercial bank that satisfies the requirements set forth in Section 20(b) hereof or other security (the “Replacement Security”) acceptable to Sublandlord in its sole and absolute discretion. If Subtenant fails to provide the Replacement Security as aforesaid, then, notwithstanding anything in this Sublease to the contrary, (1) such failure shall constitute a default under this Sublease for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid fifteen (15) day period and Sublandlord shall be entitled to exercise any and all rights and remedies provided under this Sublease, and (2) Sublandlord may immediately draw upon the Letter of Credit in whole or in part, and the proceeds thereof shall be held or applied, as applicable, pursuant to the terms of this Sublease.
(e)In the event Sublandlord assigns or otherwise transfers its interest in the Prime Lease, Sublandlord shall have the right to transfer (at no expense to it) the cash Security Deposit or Letter of Credit, as the case may be, deposited hereunder to the transferee, and Sublandlord shall, after notice to Subtenant of such transfer, including the name and address of the transferee, be released by Subtenant from all liability for the return of such cash Security Deposit or Letter of Credit. In such event, Subtenant agrees to look solely to the transferee for the return of said cash Security Deposit or Letter of Credit. Upon Sublandlord’s assignment or other transfer of its interest in the Prime Lease, Subtenant shall have its bank issue a new Letter of Credit on all the same terms and conditions and in the appropriate amount to such transferee in exchange for the return of the then existing Letter of Credit and without charge to Sublandlord or such transferee. It is agreed that the provisions hereof shall apply to every transfer or assignment made of said cash Security Deposit or Letter of Credit to a transferee.
(f)Sublandlord may draw upon the Letter of Credit at the following times: (i) at any time that Sublandlord is permitted to use or apply the Security Deposit pursuant to the terms hereof; (ii) upon any failure by Subtenant to renew, at least thirty (30) days in advance of expiration, a Letter of Credit that would otherwise expire prior to the date which is sixty (60) days after the end of the Term; or (iii) as set forth in Section 20(d) above. Amounts drawn by Sublandlord under this subparagraph shall be held by Sublandlord as cash security pursuant to the terms of this Section 20.
21.SURRENDER. Subtenant shall, on or prior to the expiration or earlier termination of this Sublease (i) remove all of Subtenant’s movable fixtures and movable partitions, telephone and other equipment, computer systems, trade fixtures, furniture, furnishings and other items of personal property which are removable without material damage to the Building and any other items required to be removed in accordance with and subject to the terms of the Prime Lease and (ii) surrender to Sublandlord the Subleased Premises, vacant, broom-clean and in good order and condition in accordance with and subject to the terms of the Prime Lease. In the event any Alterations to the Subleased Premises are performed by or on behalf of Subtenant that Prime Landlord requires must be removed and/or restored to the original condition, Subtenant shall be liable to remove and/or restore such Alterations prior to the expiration or earlier termination of this Sublease. Subtenant agrees to reimburse Sublandlord for all costs and expenses incurred in removing and storing Subtenant’s property, or repairing any damage to the Subleased Premises caused by or resulting from Subtenant’s failure to comply with the provisions of this Section 21. The provisions of this Section 21 shall survive the expiration or earlier termination of this Sublease.
22.NO WAIVER. Sublandlord’s receipt and acceptance of Fixed Rent or Additional Rent, or Sublandlord’s acceptance of performance of any other obligation by Subtenant, with knowledge of Subtenant’s breach of any provision of this Sublease, shall not be deemed a waiver of such breach. No waiver by Sublandlord of any term, covenant or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Sublandlord.
23.SUCCESSORS AND ASSIGNS. The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. In the event of any assignment or transfer by Sublandlord of the leasehold estate under the Prime Lease, the Sublandlord shall be entirely relieved and freed of all obligations that arise or accrue under this Sublease after the effective date of such assignment or transfer.
24.LIABILITY OF SUBLANDLORD. Sublandlord’s employees, officers and trustees, disclosed or undisclosed, shall have no personal liability under this Sublease.
25.INTERPRETATION. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within the State of New York. The captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted. Each covenant, agreement, obligation or other provision of this Sublease binding upon Subtenant shall be deemed and construed as a separate and independent covenant of Subtenant, not dependent on any other provision of this Sublease unless otherwise expressly provided. This Sublease may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument.
26.NOTICES. All notices, requests, demands and other communications with respect to this Sublease shall be in writing, shall be delivered by hand (against signed receipt) or sent by registered or certified mail (return receipt requested), or nationally recognized overnight courier (with verification of delivery) to the following addresses:

If to Sublandlord:

c/o Mount Sinai Health System
Department of Real Estate Services
150 East 42nd Street, 2nd Floor
New York, New York 10017
Attn:	Vice President for Real Estate Services

With a copy to:

Mount Sinai Health System
Office of the General Counsel
150 East 42nd Street, 2nd Floor
New York, New York 10017
Attn:	Christopher A. Considine, Esq.

and

Patterson Belknap Webb & Tyler LLP
1133 Avenue of the Americas
New York, New York 10036
Attn:	Andrew L. Herz, Esq.

If to Subtenant:

Mount Sinai Genomics, Inc.
1425 Madison Avenue, 3rd Floor
New York, NY 10029
Attn:	General Counsel
or to such other address or addresses as Sublandlord or Subtenant may designate from time to time. Any such notices, requests, demands and other communications shall be deemed to have been received on the third (3r d ) business day after the mailing thereof if mailed in accordance with the terms hereof or upon hand delivery if delivered by hand or one business day following deposit with the overnight courier if delivered by overnight courier. Notice delivered by legal counsel to the parties on behalf of such counsel’s client in accordance with the terms of this Section 26 shall be deemed effective notice.
27.CONSENT OF PRIME LANDLORD UNDER PRIME LEASE. The parties acknowledge that pursuant to Article 50 of the Prime Lease (as set forth in Article 12 of the First Amendment) since Subtenant is controlled by or under common control with Sublandlord, Prime Landlord has consented to this Sublease, provided that this Sublease shall convey no rights to Subtenant until Sublandlord shall have given Prime Landlord written notice hereof, together with a copy of this Sublease. Upon the unconditional execution of this Sublease by both parties, Sublandlord shall give Prime Landlord written notice hereof, together with a copy of this Sublease. Subtenant expressly acknowledges and agrees that Subtenant’s continued occupancy of the Subleased Premises shall be subject to the applicable terms of Article 50 of the Prime Lease (as set forth in Article 12 of the First Amendment).
28.HAZARDOUS MATERIALS. In accordance with and subject to the terms of Article 86 of the Original Lease, Subtenant shall use no Hazardous Materials (as defined in therein) in, on, under or about the Subleased Premises or any part of the Building and surrounding areas.
29.SIGNS. Subtenant may not install any sign, other than in accordance with and subject to Article 75 of the Original Lease, including without limitation obtaining the prior written approval of Prime Landlord and Sublandlord in each instance, which approval from Prime Landlord and Sublandlord shall be granted or withheld in accordance with the terms and conditions of the Prime Lease (with respect to Sublandlord’s consent, as incorporated by reference). Sublandlord shall have no liability to Subtenant for the failure of the Prime Landlord to consent to Subtenant’s sign. Sublandlord shall use commercially reasonable efforts to obtain a Building directory listing for Subtenant. Subtenant shall be solely responsible for the costs for any such sign(s) and/or Building directory listings.
30.AMENDMENT OF PRIME LEASE. Sublandlord reserves its right to amend or modify the Prime Lease provided that such amendment does not materially and adversely affect Subtenant.
[INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the day and year first above written.

ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI

By:	/s/ Stephen Harvey
Name:	Stephen Harvey
Title:	Senior Vice President and Chief Financial Officer

MOUNT SINAI GENOMICS, INC.

By:	/s/ Eric Schadt
Name:	Eric Schadt, Ph. D.
Title:	President and CEO

DISCLAIMER:
THIS DRAWING WAS CREATED FOR LEASING PURPOSES ONLY. ALL DIMENSIONS ARE APPROXIMATE.
DO NOT SCALE DRAWING. EXISTING CONDITIONS AND DIMENSIONS MAY VARY AND ARE TO BE FIELD VERIFIED.

NORTH
ROOF OF 1ST FLOOR BELOW
PARK AVENUE SOUTH
EAST 17TH STREET

RDM
T:212.213.8150
F:212.213.8125

ABS PARTNERS
ABS Real Estate LLC
200 Park Avenue So.
10th Floor
New York, NY 10003

200 Park Avenue South
New York, NY
13th Floor

FIRST AMENDMENT TO SUBLEASE
This First Amendment to Sublease (this “Amendment”) dated as of the 22nd day of December, 2017, between ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI having an office at 150 East 42nd Street, New York, New York 10017 (“Sublandlord”), and MOUNT SINAI GENOMICS, INC. (d/b/a SEMA4) having an office at 333 Ludlow Street, South Tower, 3rd Floor, Stamford, CT 06902 (“Subtenant”).
W I T N E S S E T H:
WHEREAS, Sublandlord and Subtenant entered into a Sublease dated as of June 1, 2017 (the “Existing Sublease”), pursuant to which Sublandlord subleased to subtenant certain premises (the “Existing Subleased Premises”) in the building (the “Building”) known as 200 Park Avenue South, New York, New York; and
WHEREAS, Sublandlord desires to sublet to Subtenant, and Subtenant desires to hire from Sublandlord, the balance of the premises demised under the Prime Lease (as defined in the Existing Sublease) upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter provided, Sublandlord and Subtenant hereby agree as follows:
1.Defined Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Existing Sublease. From and after the date hereof, all references in the Existing Sublease and herein to the “Sublease” shall be deemed to mean the Existing Sublease, as amended hereby.
2.Additional Subleased Space.
(a)Effective for the period (the “Suite 1406 Term”) commencing as of January 1, 2018 (the “Suite 1406 Commencement Date”) and ending on the Expiration Date, Sublandlord subleases to Subtenant, and Subtenant hereby hires from Sublandlord, a portion of the fourteenth (14th) floor of the Building, more particularly known as Suite 1406 and as shown on Exhibit A hereto (the “Additional Subleased Space”) upon and subject to the terms of the Sublease. Throughout the Suite 1406 Term, all references in the Sublease to the term “Subleased Premises” shall be deemed to include both the Existing Subleased Premises and the Additional Subleased Space. The parties acknowledge that the Additional Subleased Space is the Original Space (as defined in the First Amendment) and that the Subleased Premises hereunder is the entire premises leased by Sublandlord from Prime Landlord under the Prime Lease.
(b)Except as otherwise expressly provided herein, all of the other terms of the Existing Sublease shall remain as set forth in the Existing Sublease throughout the remainder of the term of the Sublease.
(c)(i) Subtenant shall accept possession of the Additional Subleased Space in its “as is” condition on the Suite 1406 Commencement Date, (ii) Sublandlord shall be under no obligation to make any changes, improvements, or alterations to the Additional Subleased Space to prepare the same for Subtenant’s occupancy, (iii) Subtenant shall not be entitled to any work allowance or rent credit with respect to the Additional Subleased Space, (iv) the taking of occupancy of the whole or part of the Additional Subleased Space by Subtenant shall be conclusive evidence that Subtenant shall have accepted possession thereof and that the Additional Subleased Space shall be in good and satisfactory condition at the time such occupancy shall be so taken and (v) Sublandlord has not made and does not make any representations or warranties with respect to the Additional Subleased Space.
(d)Subtenant waives the right to recover any damages which may result from Sublandlord’s failure to timely deliver possession of the Additional Subleased Space. If Sublandlord shall be unable to timely deliver possession of the Additional Subleased Space in the manner required hereunder and provided Subtenant is not responsible for such inability to give possession, the Suite 1406 Commencement Date hereunder shall not occur until Sublandlord shall be able to so deliver possession of the Additional Subleased Space to Subtenant, and no such failure to timely deliver possession shall in any way affect the validity of this Amendment or the obligations of Subtenant hereunder or give rise to any claim for damages by Subtenant or claim for rescission of this Amendment, nor shall the same in any way be construed to extend the Suite 1406 Term. The parties agree that this Section 2(d) constitutes an express provision as to the time at which Sublandlord shall deliver possession of the Additional Subleased Space to Subtenant, and Subtenant hereby waives any rights to rescind this Amendment which Subtenant might otherwise have pursuant to Section 223-a of the Real Property Law of the State of New York or any other law of like import now or hereafter in force.
3.Rent. Subtenant shall continue to pay all Fixed Rent with respect to the Existing Subleased Premises at the rates and in the manner provided for in the Existing Sublease. In addition, during the Suite 1406 Term, Subtenant shall pay Fixed Rent with respect to the Additional Subleased Space in the manner provided for in the Existing Sublease at the rate of $125,090.00 per annum, payable in advance in equal monthly installments of $10,424.17 (the “Additional Subleased Space Fixed Rent”). Throughout the Suite 1406 Term, all references in the Sublease to the term “Fixed Rent” shall be deemed to include Fixed Rent with respect to both the Existing Subleased Premises and the Additional Subleased Space, including without limitation for purposes of Section 19 of the Existing Sublease; it being acknowledged and agreed that the Fixed Rent with respect to the Existing Subleased Premises and the Additional Subleased Space in the aggregate shall equal the amount of $487,270.00 per annum, payable in advance in equal monthly installments of $40,605.83.
4.Electricity, Utilities and Other Charges. Subtenant shall continue to pay all Additional Rent with respect to the Existing Subleased Premises at the rates and in the manner provided in the Existing Sublease. In addition, Subtenant shall pay to Sublandlord all Additional Rent with respect to the Additional Subleased Space commencing on the Suite 1406 Commencement Date at the rates and in the manner provided in the Existing Sublease, including without limitation:
(a)real estate tax escalations attributable to the Additional Subleased Space pursuant to Article 47 of the Original Lease (as modified by Article 6 of the First Amendment) consistently with the terms thereof; it being acknowledged and agreed that the term “The Percentage” with respect to the Additional Subleased Space only shall mean 0.59% (and with respect to the Existing Subleased Premises and the Additional Subleased Space in the aggregate shall mean 2.34%) and (ii) the term “Base Tax Year” shall mean the New York City real estate tax year commencing on July 1, 2016 and ending on June 30, 2017 with respect to both the Existing Subleased Premises and the Additional Subleased Space;
(b)cost of living adjustments for the Additional Subleased Space pursuant to Article 48 of the Original Lease (as modified by Article 7 of the First Amendment) consistently with the terms thereof; it being acknowledged and agreed that for purposes of the Additional Subleased Space only, (i) the term “Base Year” shall mean the month of January, 2014 and (ii) the term “annual rent” shall mean the annual Fixed Rent with respect to Additional Subleased Space hereunder;

(c)amounts due with respect to the lobby attendant under Article 68 of the Original Lease (as modified by Article 8 of the First Amendment) with respect to the Additional Subleased Space consistently with the terms thereof; it being acknowledged and agreed that the reference to “0.59%” in Article 68 of the Original Lease for purposes of the Additional Subleased Space only shall mean “0.59%” (and for purposes of the Existing Subleased Premises and the Additional Subleased Space in the aggregate shall mean “2.34%”);
(d)for electricity on a submetering basis with respect to the Additional Subleased Space in accordance with Article 76 of the Original Lease (as modified by Article 9 of the First Amendment) consistently with the terms thereof; it being acknowledged and agreed that Subtenant shall pay Sublandlord 100% of Sublandlord’s cost for electricity with respect to both the Existing Subleased Premises and the Additional Subleased Space (including, without limitation, any surcharge paid by Sublandlord to Prime Landlord);
(e)amounts due on account of late payment of monthly rent with respect to the Existing Subleased Premises and/or the Additional Subleased Space pursuant to the Article 78 of the Original Lease (as modified by Article 10 of the First Amendment) consistently with the terms thereof; it being acknowledged and agreed that for any portion of such rents, the sum of “$2,030.00” as set forth in Article 10 of the First Amendment shall apply;
(f)amounts due with respect to water charges and sprinklers under Articles 29 and 30 of the Original Lease (as modified by Article 11 of the First Amendment) consistently with the terms thereof; it being acknowledged and agreed that with respect to the Additional Subleased Space only, such monthly water charge shall be $30.00 and such monthly sprinkler charge shall be $30.00 (and with respect to the Existing Subleased Premises and the Additional Subleased Space in the aggregate, such monthly water charge shall be $117.00 and such monthly sprinkler charge shall be $117.00); and
(g)any payment with respect to the Additional Subleased Space pursuant to Article 45 of the Original Lease (as modified by Article 5 of the First Amendment) consistently with the terms thereof; it being acknowledged and agreed that the two references to “0.59%” in Section 45(a) of the Original Lease with respect to the Additional Subleased Space only shall mean “0.59%” (and with respect to the Existing Subleased Premises and the Additional Subleased Space in the aggregate shall mean “2.34%”).
For avoidance of doubt, it is the parties intention that all rent and other charges payable by Sublandlord to Prime Landlord under the Prime Lease shall be payable by Subtenant to Sublandlord hereunder.
5.Security Deposit. Effective as of the Suite 1406 Commencement Date, the amount of the Security Deposit, if and when required pursuant to the terms of Section 20 of the Existing Sublease, shall be equal to the sum of THREE HUNDRED SIXTY-FIVE THOUSAND FOUR HUNDRED FIFTY-TWO and 50/100 ($365,452.50) Dollars.
6.Additional Subleased Space Cancellation Right.
(a)Each of Sublandlord and Subtenant shall have the option to cancel the Sublease solely with respect to the Additional Subleased Space upon not less than ninety (90) days’ prior written notice (any such written notice, an “Additional Subleased Space Cancellation Notice”) to the other party, as of a date set forth in such Additional Subleased Space Cancellation Notice (the “Additional Subleased Space Cancellation Date”), which date shall be no sooner than January 1, 2020. A properly delivered Additional Subleased Space Cancellation Notice shall be irrevocable upon delivery.

(b)If either Sublandlord or Subtenant properly delivers an Additional Subleased Space Cancellation Notice to the other, then the following terms and conditions shall be applicable:
(i)Notwithstanding any such cancellation of the Sublease as to the Additional Subleased Space, Subtenant shall remain liable to pay Fixed Rent and Additional Rent payable by Subtenant pursuant to Section 3 and Section 4 of this Amendment through Additional Subleased Space Cancellation Date and to cure any default under any of the terms, covenants and conditions of the Sublease with respect to the Additional Subleased Space existing on the Additional Subleased Space Cancellation Date. Such defaults shall be cured within the periods provided in the Sublease, and such liability of Subtenant shall survive any such cancellation.
(ii)The Suite 1406 Term shall end on the Additional Subleased Space Cancellation Date. On or prior to the Additional Subleased Space Cancellation Date, Subtenant shall vacate the Additional Subleased Space and surrender possession thereof to Sublandlord in accordance with the provisions of Section 21 of the Existing Sublease, as if said date of cancellation were the original Expiration Date and the Additional Subleased Space were the Subleased Premises.
(iii)If vacant and exclusive possession of the Additional Subleased Space is not surrendered to Sublandlord in accordance with the provisions of this Section 6 upon or prior to the Additional Subleased Space Cancellation Date, Sublandlord shall be entitled to immediately reenter the Additional Subleased Space and dispossess Subtenant (and/or any person claiming by, through or under Subtenant). In the event of any such holding over, Subtenant shall pay as holdover use and occupancy for each month (or portion thereof) of the holdover tenancy an amount calculated in accordance with Article 74 of the Original Lease (it being acknowledged and agreed that for purposes of the foregoing, the term “annual rent” shall mean the annual Additional Subleased Space Fixed Rent), subject to all of the other terms of the Sublease insofar as the same are applicable to such holdover tenancy. The acceptance of any such use and occupancy payment paid by Subtenant pursuant to this Section 6 shall in no event preclude Sublandlord from commencing and prosecuting a holdover or summary eviction proceeding and the provisions of this Section 6 shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York and any successor or similar law of like import. In addition, to the extent applicable, Subtenant shall indemnify and shall save Sublandlord harmless from and against all costs, claims, losses or liabilities resulting from the failure of Subtenant to surrender the Additional Subleased Space on the Additional Subleased Space Cancellation Date, including, without limitation, any amounts payable by Sublandlord pursuant to Article 74 of the Original Lease or under any indemnity contained in the Prime Lease. Nothing contained in this Section 6 shall (x) imply any right of Subtenant to remain in the Additional Subleased Space after the Additional Subleased Space Cancellation Date without the execution of a new sublease, (y) imply any obligation of Sublandlord to grant a new sublease or (z) be construed to limit any right or remedy that Sublandlord has against Subtenant as a holdover tenant or trespasser. The provisions of this Section 6 shall survive the expiration or earlier termination of the Sublease.
(iv)Upon the cancellation of the Sublease with respect to the Additional Subleased Space as aforesaid, (x) Sublandlord shall be relieved of all of its obligations under the Sublease with respect to the Additional Subleased Space from and after the date immediately following Additional Subleased Space Cancellation Date, and (y) except as otherwise provided in this Section 6, Subtenant shall be relieved of all of its obligations under the Sublease with respect to the Additional Subleased Space from and after the date immediately following Additional Subleased Space Cancellation Date. Notwithstanding the foregoing, any obligations of Subtenant or Sublandlord to indemnify the other pursuant to the terms of the Sublease with respect to any matters relating to the Additional Subleased Space, which obligations expressly survive the expiration or sooner termination of the Sublease, shall survive the Additional Subleased Space Cancellation Date.
(v)Effective upon the date immediately following the Additional Subleased Space Cancellation Date, the terms of Sections 3, 4 and 5 of this Amendment shall be of no further force or effect (with respect to the period following the Additional Subleased Space Cancellation Date). Following the Additional Subleased Space Cancellation Date, (x) all references to the term “Subleased Premises” shall mean the Existing Subleased Premises, (y) Subtenant shall continue to pay all Fixed Rent and Additional Rent with respect to the Existing Subleased Premises at the rates and in the manner provided for in the Existing Sublease, and (z) Subtenant’s obligations with respect to the Security Deposit shall be governed solely by Section 20 of the Existing Sublease.
(vi)If, prior to the Additional Subleased Space Cancellation Date, Subtenant has deposited the Security Deposit in cash in the amount of $365,452.50 pursuant to the terms of Section 20 of the Existing Sublease, as modified by Section 5 of this Amendment, and if Subtenant shall fully and faithfully comply with all of the terms, covenants and conditions of the Sublease, then promptly following the Additional Subleased Space Cancellation Date and the surrender of vacant possession of the Additional Subleased Space to Sublandlord in accordance with the terms hereof, Sublandlord shall return to Subtenant a sum equal to the positive difference, if any, between (a) the amount of the Security Deposit then held by Sublandlord and (b) $271,635.00. If Sublandlord is then holding such Security Deposit in the form of a Letter of Credit, then if Subtenant shall fully and faithfully comply with all of the terms, covenants and conditions of the Sublease, Subtenant shall have the right to either (x) reduce the amount of the existing Letter of Credit to $271,635.00, or (y) provide a new letter of credit in the amount of $271,635.00 which meets the requirements of Sections 20(b) and (c) of the Sublease. In the event that Subtenant shall elect to reduce the amount of the existing Letter of Credit, Sublandlord shall cooperate with Subtenant in authorizing such reduction. In the event that Subtenant shall elect to provide a new Letter of Credit, then upon delivery to Sublandlord of such new Letter of Credit, Sublandlord shall return the existing Letter of Credit to Subtenant (together with a letter from Sublandlord authorizing its cancellation, if so required by the issuing bank).
7.Brokerage Subtenant and Sublandlord each represents to the other that it has not dealt with any broker or finder in connection with this transaction. Subtenant and Sublandlord each agree to indemnify, defend and hold the other harmless from and against any costs and expenses (including, without limitation, reasonable attorneys’ fees) resulting from a breach by the indemnifying party of the foregoing representation. The provisions of this Section 7 shall survive the expiration or earlier termination of the Sublease.
8.Notice to Prime Landlord. This Amendment shall convey no rights to Subtenant until Sublandlord shall have given Prime Landlord written notice hereof, together with a copy of this Amendment. Upon the unconditional execution of this Amendment by both parties, Sublandlord shall give Prime Landlord written notice hereof, together with a copy of this Amendment. Subtenant expressly acknowledges and agrees that Subtenant’s continued occupancy of the Subleased Premises shall be subject to the applicable terms of Article 50 of the Prime Lease (as set forth in Article 12 of the First Amendment).
9.Incorporation by Reference. Notwithstanding anything to the contrary contained in Section 3 of the Existing Sublease, (a) the provisions of the Prime Lease relating exclusively to the portion of the premises thereunder on the fourteenth (14th) floor of the Building shall be incorporated by reference with respect to the Additional Subleased Space and (b) the air conditioning unit referred to in Article 73 of the Original Lease shall be deemed to refer to both the existing air conditioning unit located in the Existing Subleased Premises and the existing air conditioning unit located in the Additional Subleased Space.
10.Certification. Subtenant hereby certifies that as of the date hereof, (a) the Existing Sublease is in full force and effect and has not been modified or amended, (b) to Subtenant’s knowledge, Sublandlord is not in default under the Existing Sublease and has completed all improvements and made all contributions (if any) required of Sublandlord under the Existing Sublease and Subtenant knows of no event which, with notice or the passage of time or both, would constitute such a default and (c) Subtenant has made no demand against Sublandlord and to Subtenant’s knowledge, has no present right to make such demand with respect to charges, liens, defenses, counterclaims, offsets, claims, or credits against the payment of Fixed Rent or Additional Rent or the performance of Subtenant’s obligations under the Existing Sublease. Sublandlord hereby certifies that as of the date hereof, (i) the Existing Sublease is in full force and effect and, except for this Amendment, has not been modified or amended and (ii) to Sublandlord’s knowledge, all Fixed Rent and Additional rent billed by Sublandlord under the Existing Sublease through the date of this Amendment has been paid by Subtenant.
11.Notices. Effective as of the date hereof, any notice sent to Subtenant under the Sublease shall instead be delivered to Mount Sinai Genomics, Inc., 333 Ludlow Street, South Tower, 3rd Floor, Stamford, CT 06902, Attn: General Counsel. Except as modified hereby, the provisions of Section 26 of the Existing Sublease shall remain in full force and effect.
12.Miscellaneous. Except as amended herein, all of the other terms of the Existing Sublease are and shall remain in full force and effect and are hereby ratified and confirmed. This Amendment is submitted to Subtenant on the understanding that it shall not be considered an offer and shall not bind Sublandlord in any way until (i) Subtenant has duly executed and delivered duplicate originals to Sublandlord, and (ii) Sublandlord has executed and unconditionally delivered one of said originals to Subtenant. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument. If any of the provisions of the Sublease or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of the Sublease or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby, and every provision of the Sublease shall be valid and enforceable to the fullest extent permitted by law. This Amendment may not be orally waived, terminated, changed or modified. Sublandlord and Subtenant each represents and warrants to the other that (a) this Amendment (1) has been duly authorized, executed and delivered by such party and (2) constitutes the legal, valid and binding obligation of such party and (b) the execution and delivery of this Amendment is not prohibited by, nor does it conflict with or constitute a default under, any agreement or instrument to which such party may be bound or any legal requirements applicable to such party.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Amendment as of the day and year first above written.

ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI

By:	/s/ Stephen Harvey
Name:	Stephen Harvey
Title:	Sr. V.P. Finance & CFO

MOUNT SINAI GENOMICS, INC.

By:	/s/ Matthew Rosamond
Name:	Matthew Rosamond
Title:	CFO

Exhibit A
Additional Subleased Space

FIRST AMENDMENT TO SUBLEASE AGREEMENT
THIS FIRST AMENDMENT TO SUBLEASE AGREEMENT (this “Amendment”) is entered into as of this ___ day of July, 2019, by and between MARRIOTT INTERNATIONAL, INC., a Delaware corporation (“Sublandlord”) and ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI, an educational institution chartered by the New York State Board of Regents (“Subtenant”).
WHEREAS, Sublandlord and Subtenant have entered into that certain Sublease Agreement, dated as of June 6, 2017 (the “Existing Sublease”; the Existing Sublease as amended by this Amendment, the “Sublease”) for certain premises located on the third (3rd floor of the South Tower of the buildings located at One StarPoint a/Ida 333 Ludlow Street, Stamford, Connecticut (the “Existing Premises”); and
WHEREAS, the parties desire to amend the Existing Sublease on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto do covenant and agree as follows:
1)    Definitions. Capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Sublease.
2)    Amendments to the Existing Sublease.
a)    Effective on the later of (y) the ninetieth (90th) day following the date of this Amendment (the “Scheduled Relocation Commencement Date”) and (z) the date that Sublandlord tenders to Subtenant vacant possession of the New Premises in the Delivery Condition with Sublandlord’s Work (as hereinafter defined) Substantially Complete (as hereinafter defined) (the “Relocation Commencement Date”), Subtenant shall relocate from the Existing Premises to that certain space located on the seventh (7th) and eighth (8th) floors in the North Tower of the Building, as shown on the floor plans attached hereto as Exhibit A (the “New Premises”). Except as modified herein, effective on the Relocation Commencement Date: (i) the terms of the Existing Sublease shall apply to the New Premises; (ii) any reference to the Sublease Premises in the Existing Sublease shall be deemed to refer to the New Premises; and (iii) Exhibit A attached hereto shall replace Exhibit B to the Existing Sublease. If Sublandlord is unable to deliver possession of the New Premises in the Delivery Condition with Sublandlord’s Work Substantially Complete on the Scheduled Relocation Commencement Date, Sublandlord shall not be liable for any damage caused thereby, nor shall the Sublease be void or voidable, but, rather the Relocation Commencement Date shall be the date that vacant possession of the New Premises in the Delivery Condition with Sublandlord’s Work substantially completed is so tendered to Subtenant, subject to the extension of the New Premises Rent Commencement Date (as hereinafter defined) pursuant to the terms of Section 2(d) of this Amendment.
b)    As used herein, “Substantial Completion” or “Substantially Complete” means that Sublandlord’s Work has been completed, except for minor or insubstantial details of construction, decoration and mechanical adjustments, the non-completion of which will not materially and adversely interfere with Subtenant’s occupancy of the New Premises for the Subtenant’s Permitted Use (the “Punch List Items”). Following Substantial

Completion of Sublandlord’s Work, Sublandlord shall promptly commence and use reasonably diligent efforts to complete all Punch List Items within 30 days following Substantial Completion of Sublandlord’s Work, or such longer period of time as may be reasonable under the circumstances, and do so in a manner so as to minimize interference with Subtenant’s operations in the New Premises.
c)    If Sublandlord reasonably believes that the Relocation Commencement Date is likely to be later than the Scheduled Relocation Commencement Date, Sublandlord shall make good faith efforts to give Subtenant a non-binding estimate not less than thirty (30) days prior to the date on which Sublandlord anticipates that Sublandlord’s Work will be Substantially Complete and, upon Subtenant’s request from time to time, to provide a non-binding estimate (which may be written or oral) of the anticipated Relocation Commencement Date. Sublandlord shall deliver a notice to Subtenant (a “Substantial Completion Notice”) stating that Sublandlord believes that Sublandlord’s Work is, or is about to be, Substantially Complete, and setting forth a date (the “Walk-Through Date”), not less than three (3) Business Days after the giving of such notice, for the parties to conduct a joint inspection of Sublandlord’s Work. On the Walk-Through Date, Sublandlord and Subtenant and their respective consultants shall jointly inspect Sublandlord’s Work to determine if Sublandlord’s Work is Substantially Complete. Within two (2) Business Days after such walk-through, Subtenant shall deliver a written notice to Sublandlord (the “Subtenant Inspection Notice”), which notice shall either (y) confirm Subtenant’s agreement that Sublandlord’s Work is Substantially Complete and specify in reasonable detail any Punch List Items yet to be completed, or (z) dispute the occurrence of Substantial Completion of Sublandlord’s Work, specifying in reasonable detail all items of work asserted to be incomplete which result in Sublandlord’s Work not being Substantially Complete. If, in the Subtenant Inspection Notice, (i) Subtenant concurs that Sublandlord’s Work is Substantially Complete, provided that all other conditions to the occurrence of the Relocation Commencement Date have been fully satisfied, Subtenant shall be deemed to have accepted the New Premises in the Delivery Condition including Sublandlord’s Work as of the Walk-Through Date and Sublandlord shall have no further obligation to perform any work, supply any materials, or make any alterations or improvements to prepare the New Premises for Subtenant’s occupancy, subject to Sublandlord’s completion of any Punch-List Items, which Sublandlord shall proceed with reasonable diligence to complete, or (ii) Subtenant concludes that Sublandlord’s Work is not Substantially Complete, Subtenant shall be deemed to concur that any item of work not specified and listed as incomplete in the Subtenant Inspection Notice is completed for all purposes of this Section 2(c) and the Sublease. If Subtenant fails to appear on the Walk-Through Date, or if the parties conduct a joint inspection of Sublandlord’s Work and Subtenant fails within two (2) Business Days after such inspection to deliver to Sublandlord the Subtenant Inspection Notice containing the information required pursuant to clauses (y) or (z) of this Section 2(c) (as applicable), then in either such case Subtenant shall be deemed to have concurred that Sublandlord’s Work has been fully completed as of the Walk-Through Date and Subtenant shall be deemed to have accepted delivery of possession of the New Premises in the Delivery Condition, including Sublandlord’s Work therein, and Sublandlord shall have no further obligation to perform any work, supply any materials, or make any alterations or improvements to prepare the New Premises for Subtenant’s occupancy.

d)    During the period following Sublandlord’s delivery of its estimate to Subtenant that Sublandlord’s Work will likely be Substantially Complete within thirty (30) days, Subtenant shall have a limited non-exclusive license to enter the New Premises to inspect the same, take measurements, install cable and set up its information technology/communications systems; provided that Subtenant shall maintain the insurance required under this Sublease with respect to the New Premises and obtain all licenses and permits necessary for such pre-occupancy activities; and provided further, Subtenant shall not be permitted to do any work in and to the New Premises except in accordance with Article 9 of the Sublease and shall in no event unreasonably interfere with Sublandlord’s performance of Sublandlord’s Work.
e)    Sublandlord shall use commercially reasonable efforts to cause the Relocation Commencement Date to occur on the Scheduled Relocation Commencement Date. Subject to the last sentence of this Section 2(e) and delays resulting from force majeure causes not to exceed one hundred twenty (120) days in the aggregate, (i) if the Relocation Commencement Date does not occur by the one hundred twentieth (120th) day following the date of this Amendment (the “First Relocation Outside Date”), then the New Premises Rent Commencement Date shall be delayed by one (1) day for each day occurring during the period commencing on the First Relocation Outside Date until the earlier to occur of (I) the Relocation Commencement Date and (II) the day immediately preceding the Second Relocation Outside Date (as hereinafter defined), and (ii) if the Relocation Commencement Date does not occur by the one hundred fiftieth (150th) day following the date of this Amendment (the “Second Relocation Outside Date”), then the New Premises Rent Commencement Date shall be delayed by two (2) days for each day occurring during the period commencing on the Second Relocation Outside Date until the Relocation Commencement Date. Notwithstanding anything contained in this provision to the contrary, if any failure by Sublandlord to deliver the Sublease Premises to Subtenant in the Delivery Condition on any date is due to delays caused by Subtenant or its agents, such delay shall not be deemed to delay the Relocation Commencement Date or the New Premises Rent Commencement Date, and the Relocation Commencement Date and New Premises Rent Commencement Date shall be deemed to be the date each of same would have occurred but for such delay.
f)    Sublandlord shall grant Subtenant a period expiring on the earlier to occur of (i) Subtenant’s surrender of the Existing Premises in accordance with the terms of this paragraph and (ii) ten (10) business days following the Relocation Commencement Date (the “Move Out Period”) in which to vacate and return the Existing Premises to Sublandlord in broom clean condition, with all of the Existing Furniture in place and as otherwise required pursuant to Section 9.4 of the Existing Sublease, with any damage caused by Subtenant repaired as identified in a final walk-through of the Existing Premises. Upon expiration of the Move Out Period, Subtenant’s possession of the Existing Premises shall be terminated and all references in the Existing Sublease to the Sublease Premises shall no longer include the Existing Premises. Subtenant agrees to reasonably cooperate with Sublandlord to preserve the existing wiring, cabling, security systems, furniture, fixtures and equipment within the Existing Premises that may be of use to future sublessees of the Existing Premises.
g)    Effective on the Relocation Commencement Date, the definition of Base Rent set forth in Section 1.1(b) of the Existing Sublease shall be deleted and restated as follows (with the definition of the term “Lease Year” amended as provided in Section 2(j) of this Amendment):
“Base Rent shall mean the following (subject to Section 4.1 hereof):

Lease Year	Annual Base Rent	Monthly Base Rent	Annual Base Rent per Square Foot*
1	$1,900,210.00	$158,350.83	$32.50
2	$1,958,678.00	$163,223.17	$33.50
3	$2,017,146.00	$168,095.50	$34.50
4	$2,075,614.00	$172,967.83	$35.50
5	$2,134,082.00	$177,840.17	$36.50
6	$2,192,550.00	$182,712.50	$37.50
7	$2,251,018.00	$187,584.83	$38.50
8	$2,309,486.00	$192,457.17	$39.50
9	$2,367,954.00	$197,329.50	$40.50
10	$2,426,422.00	$202,201.83	$41.50
11	$2,484,890.00	$207,074.17	$42.50
12	$2,543,358.00	$211,946.50	$43.50
13	$2,601,826.00	$216,818.83	$44.50
14	$2,660,294.00	$221,691.17	$45.50
15	$2,718,762.00**	$226,563.50	$46.50
* In the event of any conflict between the Annual Base Rent specified above and the Annual Base Rent per Square Foot specified above, the Annual Base Rent specified above will govern.
**Note: Lease Year 15 is a partial year.
h)    The term “New Premises Rent Commencement Date” shall mean the Relocation Commencement Date, subject to Section 2(e) of this Amendment. Notwithstanding anything to the contrary provided in the Sublease, Subtenant shall pay Base Rent to Sublandlord as rental for the Sublease Premises commencing on the New Premises Rent Commencement Date.
i)    The definition of Broker(s) set forth in Section 1.l(c) of the Existing Sublease shall include CBRE.

j)    Effective as of the Relocation Commencement Date, the definition of Lease Year in Section 1.1(g) of the Existing Sublease shall be deleted and restated as follows: “Lease Year shall mean the twelve (12) month period commencing on the Relocation Commencement Date (as defined in the First Amendment to this Sublease) and each subsequent consecutive twelve (12) month period or portion thereof occurring during the Sublease Term”.
k)    Effective as of the Relocation Commencement Date, the definition of Rentable Area of the Sublease Premises in Section 1.1(k) of the Existing Sublease shall be deleted and restated as follows: “Rentable Area of the Sublease Premises shall mean 58,468 rentable square feet, which Sublandlord and Subtenant have stipulated as the Rentable Area of the Sublease Premises”.
l)    The definition of Sublease Expiration Date in Section 1.1(n) of the Existing Sublease shall be deleted and restated as follows: “Sublease Expiration Date shall mean January 31,2034”.
m)    Effective as of the Relocation Commencement Date, the definition of Subtenant’s Percentage Share in Section 1.1(q) of the Existing Sublease shall be deleted and restated as follows: “Subtenant’s Percentage Share shall mean thirteen and fifty five hundredths percent (13.55%) with respect to increases in Property Taxes, Other Taxes and Operating Expenses (as such terms are hereinafter defined)”.
n)    Section 2.3 of the Existing Sublease is hereby deleted in its entirety.
o)    Notwithstanding the terms of Section 2.4 of the Existing Sublease, effective as of the Relocation Commencement Date, Subtenant shall be entitled to four (4) reserved parking spaces located in the Garage at no additional cost to Subtenant. The location of such reserved spaces shall be on the second (2nd) floor of the Garage as shown on Exhibit B and Sublandlord shall provide reasonable signage designating such spaces as reserved for Subtenant exclusive use. Sublandlord shall have the right to relocate such reserved parking spaces to another part of the Garage upon reasonable prior notice to Subtenant.
p)    Effective as of the Relocation Commencement Date, the terms of Article 3 of the Sublease shall be deleted and restated as follows:
    “3.1    Except as otherwise provided in this Sublease, the Sublease Term shall be the period commencing on the Sublease Commencement Date and ending on the Sublease Expiration Date unless sooner terminated as otherwise provided in this Sublease.
    3.2    Following the Relocation Commencement Date, at the request of Sublandlord or Subtenant, Sublandlord and Subtenant shall execute and deliver a written agreement, confirming the Relocation Commencement Date and the New Premises Rent Commencement Date; provided, however, the failure to execute and deliver such instrument shall not affect in any manner whatsoever the validity of the Relocation Commencement Date or the New Premises Rent Commencement Date.”
q)    Effective as of the Relocation Commencement Date, the terms of Section 4.1 of the Existing Sublease shall be deleted and restated as follows:

    “Base Rent. Subject to the terms and conditions hereof, commencing on the Relocation Commencement Date and until the Sublease Expiration Date, Subtenant shall pay Base Rent to Sublandlord as rental for the Sublease Premises; provided, however, that so long as Subtenant is not then in default under the terms of this Sublease beyond applicable notice and cure periods, fifty percent (50%) of the monthly Base Rent payments for the first nine (9) months of the first (1st) Lease Year (i.e., commencing on the Relocation Commencement Date) shall be abated. For the avoidance of doubt, if a default by Subtenant under this Sublease shall occur for which Sublandlord accepts a Subtenant cure, then the aforesaid limited abatement may be taken following such cure so long as Subtenant is not then in further default under this Sublease beyond applicable notice and cure periods.”
r)    Effective as of the Relocation Commencement Date, the definition of Base Operating Year in Section 4.3(a) of the Existing Sublease shall be deleted and restated as follows: “Base Operating Year shall mean the period commencing January 1, 2019 and ending December 31, 2019”.
s)    Effective as of the Relocation Commencement Date, the definition of Base Tax Year in Section 4.3(b) of the Existing Sublease shall be deleted and restated as follows: “Base Tax Year shall mean the period commencing July 1, 2019 and ending June 30, 2020”.
t)    Effective as of the Relocation Commencement Date, the first sentence of Section 6.3(c) of the Existing Sublease shall be deleted and restated as follows: “Subtenant shall maintain a ratio of not more than one Occupant (as defined below) for each one hundred ninety five (195) square feet of rentable area in the Sublease Premises (initially three hundred (300) Occupants) (the “Occupant Density”)”.
u)    Effective as of the Relocation Commencement Date, the last two (2) sentences of Section 7.2(a) of the Existing Sublease shall be deleted and restated as follows: “Sublandlord, at Sublandlord’s cost, shall furnish Subtenant with up to three hundred (300) access cards for Subtenant and its permitted Occupants working in the Sublease Premises, which number shall be inclusive of those access cards already provided to Subtenant for the Existing Premises. Subtenant shall be responsible, at its sole cost, for the cost of replacing any access cards due to misplacement, for new or additional Occupants, or if any such access cards are lost.”
v)    The following language is hereby inserted at the end of Section 13.1 of the Existing Sublease:
    “In addition, notwithstanding anything to the contrary provided in this Sublease, Subtenant shall have the right to assign its interest in this Sublease to the Initial Subsubtenant, regardless of whether the Initial Subsubtenant then constitutes an Affiliate of Subtenant, without obtaining Sublandlord’s consent therefor or Sublandlord’s having a right to recapture pursuant to the terms of Section 13.3 so long as (y) Subtenant provides Sublandlord with written notice of such assignment within ten (10) days thereof and (z) the Initial Subsubtenant assumes in writing all of the obligations of Subtenant under this Sublease. The foregoing rights to assignment shall not be applicable to any other Transfer with respect to Subtenant, the Initial Subsubtenant or any other subsubtenant, and the terms of this Article 13 shall apply to any such other Transfer. For the avoidance of doubt, and in addition to the matters set forth in Section 13.7 below, the named Subtenant herein as of the date hereof shall in no manner whatsoever ever be released from any liability for the full, timely and complete payment and performance of the terms and conditions of this Sublease by reason of the Initial Subsublease, such assignment to the Initial Subsubtenant or otherwise, except as otherwise expressly provided in this Sublease. Any party to whom this Sublease may be sublet, assigned or Transferred without the consent of Sublandlord under this Section 13.1 shall be referred to as a “Permitted Transferee”, and any such sublease, assignment or transfer shall be referred to as a “Permitted Transfer”.”
w)    Article 13 of the Existing Sublease is hereby amended by inserting the following provisions after Section 13.9:
    “13.10 Transfers to Qualified Permitted Transferees.
(a)    Notwithstanding anything to the contrary, an assignment of this Sublease to a Permitted Transferee shall not release Subtenant from its obligations hereunder unless with respect to any such assignment any Permitted Transferee has a net worth computed in accordance with generally accepted accounting principles (exclusive of intangibles and goodwill) that is One Billion Dollars ($1,000,000,000) or more immediately following such Permitted Transfer (the “Net Worth Threshold”). For purposes hereof, the term “Financial Standard” shall mean satisfaction of the requirements of the Net Worth Threshold. A Permitted Transferee which satisfies the Financial Standard is referred to herein as a “Qualified Permitted Transferee”.
(b)    The aforementioned amount of One Billion Dollars ($1,000,000,000) as used each time in this Section 13.10 shall be adjusted on each anniversary of the Relocation Commencement Date to reflect the percentage increase in the Price Index that has theretofore occurred from the Price Index (as hereinafter defined) that was in effect on the Relocation Commencement Date. It is understood and agreed that in determining the net worth of any Permitted Transferee or pursuant to this Article 13, such net worth shall be determined based upon such Permitted Transferee’s most recent audited financial statements (audited by a regionally recognized certified public accounting firm) using the same methodology used to determine the net worth of the Subtenant in the Subtenant’s audited financial statements for the period ending December 31, 2017, copies of which have been made available to Sublandlord; provided, if such most recent audited financial statement is for a period ending more than three (3) months prior to the date such financial statement is delivered to Sublandlord, then Sublandlord shall be provided with the most recent year-to-date unaudited financial statement (which shall be certified by the Chief Financial Officer or other officer of the Permitted Transferee who has knowledge of and responsibility for the financial reporting of the Permitted Transferee) in addition to such most recent audited financial statement. If such Permitted Transferee does not have audited financial statements, such Permitted Transferee shall provide the most recent year-to-date unaudited financial statements (which shall be certified by the Chief Financial Officer or other officer of the Permitted Transferee who has knowledge and responsibility for the financial reporting of the Permitted Transferee). Sublandlord shall have the right to request any and all such other financial information (including, if any financial statements are unaudited, that such financial statements be certified by a regionally recognized certified public accounting firm) as Sublandlord shall deem reasonably necessary to determine if such Permitted Transferee is a Qualified Permitted Transferee. For purposes hereof, the term “Price Index” shall mean the Consumer Price Index for All Urban Consumers, New York-Northern N.J.-Long Island, NY-NJ-CT-PA, 1982-84=100. If the Bureau of Labor Statistics should cease to publish such index in its present form and calculated on the present basis, a comparable index or an index reflecting changes in the cost of living determined in a similar manner or by substitution, combination or weighting of available indices, expenditure groups, items, components or population, published by the Bureau of Labor Statistics or by a responsible financial periodical or recognized authority shall be designated by Sublandlord to be the Price Index thereafter.
(c)    In the event of an assignment of this Sublease to a Qualified Permitted Transferee, (Sublandlord shall release Subtenant in full from any further liability hereunder arising from and after the date of such assignment and Sublandlord and any party claiming by or through Sublandlord shall agree to look solely to the Qualified Permitted Transferee for satisfaction of any and all rights, claims, liabilities, and damages arising from and after the date of such assignment. Notwithstanding the foregoing, Sublandlord shall not be required to release Subtenant as provided above until (A) it has received all financial information and statements requested or required pursuant to the terms of this Article with respect to the Permitted Transferee and all relevant assignment documentation in accordance with the terms of this Sublease and (B) it is reasonably satisfied that the assignee is a Qualified Permitted Transferee. Sublandlord reserves the right to request additional financial information with respect to such Qualified Permitted Transferee prior to releasing Subtenant.
    13.11. Recognition Agreement. Notwithstanding anything to the contrary contained herein, if Subtenant sub-subleases the entire Sublease Premises to the Initial Subsubtenant, Sublandlord shall, upon the request of Subtenant, provided that Subtenant shall not then be in default under this Sublease beyond the expiration of any applicable notice and cure periods, execute and deliver to the Initial Subsubtenant, a Recognition Agreement in form mutually acceptable to Sublandlord and the Initial Subsubtenant (a “Recognition Agreement”) stating, in substance, that so long as the Initial Subsubtenant shall not be in default of any of its obligations under the Initial Subsublease, beyond the expiration of any applicable notice and grace period, the Initial Subsubtenant’ s leasehold estate shall not be terminated or disturbed by reason of the termination of this Sublease in the event of the default of Subtenant hereunder, but shall be modified as follows. Upon the attornment and recognition referred to in the preceding sentence, this Sublease (and not the Initial Subsublease) shall continue in full force and effect as, or as if it were, a direct sublease between Sublandlord and the Initial Subsubtenant upon all of the then executory terms, conditions and covenants as are set forth in this Sublease, including the Base Rent and Additional Rent due hereunder. Further, for the avoidance of any doubt, upon such attornment and recognition, in no event shall Subtenant be released from any liability for the full, timely and complete payment and performance of the terms and conditions of this Sublease. Subtenant shall reimburse Sublandlord, as Additional Rent, within thirty (30) days after demand for any reasonable out of-pocket attorneys’ fees and disbursements actually incurred by Sublandlord in connection with the granting of such a Recognition Agreement.”
x)    Sublandlord agrees to request from the Landlord a recognition agreement in favor of Subtenant whereby Landlord would recognize this Sublease in the event of the termination of the Lease. Notwithstanding the foregoing, Subtenant hereby acknowledges and agrees that such request does not constitute an agreement or statement that the Sublease qualifies for recognition by the Landlord or its mortgagee pursuant to the terms of the Lease. In no event shall Sublandlord be obligated to obtain any such recognition agreement; Sublandlord’s only obligation shall be to make a request of Landlord therefor. Subtenant shall promptly reimburse Sublandlord for any out-of-pocket costs or expenses incurred by it in connection with such recognition agreement.
y)    Effective as of the Relocation Commencement Date, all references to the “South Tower” in Section 11.l(c) of the Existing Sublease shall refer to the “North Tower”.
z)    Articles 28 and 29 of the Existing Sublease shall each be deleted in their entirety.
aa)    Effective as of the Relocation Commencement Date, the terms of Article 31 of the Existing Sublease shall be deleted and restated as follows:
    “31.1 So long as no default by Subtenant beyond any applicable notice and cure period shall have occurred and be continuing under this Sublease either on the date Subtenant exercises the Expansion Option or at any time through and including the date that the Option Space is incorporated into the Sublease Premises as provided below, Subtenant shall have the one-time option (the “Expansion Option”) to sublease all or a portion of the sixth (6th) floor of the North Tower of the Building comprising at least 10,000 rentable square feet of space (the “Option Space”), by giving to Sublandlord written notice of Subtenant’s exercise of the Expansion Option and the Option Space that Subtenant elects to sublease (the “Option Exercise Notice”) by no later than December 31, 2019. If the exercised Expansion Option is for Option Space comprising less than all of the sixth (6th) floor, then the location of the Option Space on the sixth (6th) floor shall be as mutually agreed to in writing by Sublandlord and Subtenant. The term of this Sublease with respect to the Option Space shall commence on the date that Sublandlord tenders vacant possession of the Option Space to Subtenant in the condition provided in this Section 31.1 below (the “Option Space Delivery Date”), which date shall be (a) no earlier than sixty (60) days following Subtenant’s delivery to Sublandlord of the Option Exercise Notice and (b) no later than one hundred eighty (180) days following Subtenant’s delivery to Sublandlord of the Option Exercise Notice (the “Outside Option Space Delivery Date”). Sublandlord shall make good faith efforts to give Subtenant a non-binding estimate not less than thirty (30) days prior to the date on which Sublandlord anticipates that the Option Space Delivery Date will occur and, upon Subtenant’s request from time to time, to provide a non-binding estimate (which may be written or oral) of the anticipated Option Space Delivery Date.
    If Subtenant exercises its Expansion Option, all terms and conditions applicable to the Sublease Premises shall also apply to the Option Space from and after such commencement date, with the following exceptions: (i) the Annual Base Rent and Monthly Base Rent with respect to the Option Space shall be based upon the then-Annual Base Rent Per Square Foot multiplied by the square footage of the Option Space; (ii) no tenant improvement allowance for the Option Space will be provided; (iii) no free rent period shall be applicable to the Option Space, except as expressly provided below; and aside from delivering the Option Space in broom-clean, as-is condition, Sublandlord shall have no obligation to perform any work or improvements in the Option Space other than demising same if necessary and leaving existing furniture in the Option Space.
    Subject to the last sentence of this paragraph and delays resulting from force majeure causes not to exceed one hundred twenty (120) days in the aggregate, (i) if the Option Space Delivery Date does not occur by the Outside Option Space Delivery Date, then the date upon which Subtenant shall commence paying Base Rent solely with respect to the Option Space (the “Option Space Rent Commencement Date”) shall be delayed by one day for each day occurring during the period commencing on the Outside Option Space Delivery Date until the earlier to occur of (a) the Option Space Delivery Date and (b) the day immediately preceding the Second Outside Option Space Delivery Date (as hereinafter defined), and (ii) if the Option Space Delivery Date does not occur by the date that is thirty (30) days following the Outside Option Space Delivery Date (the “Second Outside Option Space Delivery Date”), then the Option Space Rent Commencement Date shall be delayed by two (2) days for each day occurring during the period commencing on the Second Outside Option Space Delivery Date until the Option Space Delivery Date. Notwithstanding anything contained in this provision to the contrary, if any failure by Sublandlord to deliver the Option Space to Subtenant in the condition provided by this Section 31.1 above on any date is due to delays caused by Subtenant, such delay shall not be deemed to delay the commencement of the term of this Sublease with respect to the Option Space or the Option Space Rent Commencement Date and the Option Space Delivery Date and Option Space Rent Commencement Date shall be deemed to be the date each of same would have occurred but for such delay.
    Notwithstanding the foregoing, if (A) Subtenant assigns this Sublease (excluding an assignment to an Affiliate of Subtenant or a Successor in accordance with Section 13.1) or (B) Subtenant subleases any portion of the Rentable Area of the Sublease Premises (excluding a sublease to an Affiliate of Subtenant or a Successor in accordance with Section 13.1), Subtenant’s rights under this Section with respect to the Option Space shall be void and of no further force or effect.
    31.2    Sublandlord and Subtenant agree that in the event that, on or prior to September 30, 2020, Sublandlord shall sublease to Subtenant additional space (other than pursuant to Section 31.1 above) within the Building (understanding that Sublandlord and Subtenant shall have no obligation to do so), such sublease of additional space will be on the same terms of this Sublease, including, without limitation, that the term of such sublease will be co-terminous with the Term of this Sublease; the base rent on a per rentable square foot basis will be the same as the Base Rent under this Sublease; no tenant improvement allowance or free rent period will be provided; and Sublandlord shall not be obligated to perform any work or improvements to the space.”
bb)     Subject to the terms of Section 3.1 of the Existing Sublease, prior to the Relocation Commencement Date, Sublandlord shall perform the work (“Sublandlord’s Work”) set forth on Exhibit C attached hereto. Sublandlord shall apply to the cost of the Sublandlord’s Work a tenant improvement allowance sum equal to $584,680 (the “TI Allowance”), to be funded by Sublandlord as Sublandlord’s Work progresses. To the extent the costs of Sublandlord’s Work exceed the TI Allowance, such excess shall be the sole cost and expense of Sublandlord, except with respect to any requested changes to Sublandlord’s Work requested by Subtenant following the date hereof and approved by Sublandlord to the extent that such changes cause the cost of Sublandlord’ s Work to exceed the TI Allowance. Sublandlord’s reasonable costs incurred to implement any such changes shall be reimbursed by Subtenant within thirty (30) days after receipt of an invoice therefor. To the extent the costs of Sublandlord’s Work are less than the TI Allowance, such savings shall inure solely to the benefit of Sublandlord. In addition to the TI Allowance, Sublandlord shall reimburse Subtenant for its actual out of pocket moving expenses from the Existing Premises to the New Premises up to an aggregate amount equal to $14,617. Subtenant shall provide Sublandlord with invoices to support any request for moving expenses.

cc)    Effective as of the Relocation Commencement Date, subject to the terms of this paragraph, Sublandlord has agreed to allow Subtenant to connect Subtenant’s property and equipment to the generator system that Sublandlord has installed on the Property for use by subtenants in the Building (the “Generator System”). Except for Sublandlord’ s Work, any work required to be performed by Subtenant in connecting Subtenant’s property or equipment to the Generator System shall be performed at Subtenant’s cost, in accordance with all Applicable Laws, and otherwise in accordance with the terms of Article 9 of the Existing Sublease. Only Sublandlord may have access to the Generator System panel (located elsewhere in the Building), provided that subject to reasonable prior notice Sublandlord shall allow Subtenant to access the panel as necessary to perform its obligations under this paragraph, so long as Subtenant utilizes Sublandlord’s contractor to perform the alterations to the panels. At no additional cost to Subtenant except as otherwise expressly provided for herein, but subject to the terms of this paragraph, Sublandlord shall repair and maintain in good condition in accordance with Applicable Laws and the Building Standard the Generator System and any such connection to the Generator System (including such testing of the Generator System as Sublandlord determines in its sole but reasonable discretion is necessary to confirm such required condition). Subtenant hereby releases Sublandlord and its affiliates from all claims, liability, loss, damage, cost and expense to Subtenant, its affiliates, its beneficial owners and related parties in the event the Generator System fails to provide standby power to Subtenant or if the Generator System damages Subtenant’s property or equipment, except to the extent of physical damage to equipment resulting from the gross negligence or willful misconduct of Sublandlord or its employees or agents. Subtenant shall not permit the aggregate connected load of Subtenant’s property and equipment on the Generator System to include equipment not located within the New Premises. Subtenant shall pay to Sublandlord, in consideration of Sublandlord’s making available to Subtenant a portion of the capacity of the Generator System, as Additional Rent, Subtenant’s proportionate share (based on the capacity of standby power being provided to Sublandlord and other subtenants of the Building from the Generator System) of the annual maintenance and operating expenses for the Generator System, which Subtenant shall pay to Sublandlord in the same manner as Base Rent that is due hereunder for the period commencing on the Relocation Commencement Date and continuing thereafter through the Sublease Term. Notwithstanding the foregoing, in no event shall Sublandlord be liable under this Sublease for consequential, special or punitive damages.
dd)     Subject to the terms of this paragraph, Subtenant shall have the right to terminate this Sublease effective as of the last day of the tenth (10th) Lease Year (such date, as applicable, being referred to herein as “Subtenant’s Termination Date”). Subtenant shall have the right to terminate this Sublease as provided in this paragraph effective as of Subtenant’s Termination Date only by giving written notice thereof to Sublandlord not later than eighteen (18) months prior to the applicable Subtenant’s Termination Date (the “Notice Date”), as to which date time shall be of the essence. If Subtenant exercises Subtenant’s right to terminate this Sublease as of Subtenant’s Termination Date as provided in this paragraph, then Subtenant, on Subtenant’s Termination Date, shall vacate the Sublease Premises and surrender the Sublease Premises to Sublandlord in accordance with the terms of this Sublease that govern Subtenant’s obligations upon the expiration or earlier termination of the Sublease Term. If Subtenant exercises Subtenant’s right to so terminate this Sublease as provided in this paragraph, then Subtenant shall pay to Sublandlord the following (the “Termination Fee”): on or prior to the Notice Date (as to which date time shall be of the essence) an amount equal to $4,872,335, which sum equals a termination fee in the amount of $3,815,037, plus the reimbursement of unamortized Sublease costs in the amount of $1,057,298. If Subtenant fails to pay the Termination Fee to

Sublandlord on or prior to the Notice Date, then Subtenant’s exercise of its right to terminate this Sublease as of Subtenant’s Termination Date shall be deemed ineffective.
ee)    Effective as of the date hereof, the term “Sublease” shall mean the Existing Sublease as amended by this Amendment.
3)    Miscellaneous.
a)    Except as otherwise modified by this Amendment, the Sublease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and, as modified hereby, are hereby in all respects ratified and confirmed.
b)    The Sublease as amended by this Amendment constitutes the entire understanding between the parties hereto with respect to the transactions set forth herein and may not be modified or terminated or any of its provisions waived verbally but only by agreement in writing signed by the party against whom enforcement of any modification, termination or waiver is sought.
c)    This Amendment may be executed in counterparts, which may be electronic; it being understood that all such counterparts, whether original or electronic, taken together, shall constitute one and the same agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

In the presence of:

SUBLANDLORD:
MARRIOTT INTERNATIONAL, INC.

Jennifer B. Goldin
Donna L. Wilson

By ____________________
Name: Bao Giang Valery Baudelin
Title: Vice President

STATE OF MARYLAND)
) ss.:
COUNTY OF MONTGOMERY)

August 2, 2019

Personally appeared, Bao Giang Valery Baudelin, the Vice President of MARRIOTT INTERNATIONAL, INC., signer and sealer of the foregoing instrument, and acknowledged the same to be his/~~her~~ free act and deed as such officer and the free act and deed of said corporation, before me.

ANNE R. SMITH
NOTARY PUBLIC STATE OF MARYLAND
My Commission Expires November 16, 2022

Anne R. Smith
Notary Public
My Commission Expires: 11/16/22

SUBTENANT:

ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI

By ____________________
Name: Stephen Harvey
Title: Senior Vice President and CFO

STATE OF NEW YORK)
) ss.:
COUNTY OF NEW YORK)

August 1st, 2019

Personally appeared, Stephen Harvey, the Senior Vice President and CFO of ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI, signer and sealer of the foregoing instrument, and acknowledged the same to be his/her free act and deed as such officer and the free act and deed of said corporation, before me.

____
Notary Public
My Commission Expires:

QICHEN XU
NOTARY PUBLIC, STATE OF NEW YORK
REGISTRATION NO. 01XU6308277
QUALIFIED IN NEW YORK COUNTY
MY COMMISSION EXPIRES JULY 21, 2022

14

7828318v3

Exhibit A
Floor Plan of the New Premises

EXHIBIT A - NEW PREMISES (7th Floor North)

OFFICE
CORR.
OPEN OFFICE AREA
COPY
BATH
PANTRY
CONF.
IDF CL.
MECH. ROOM
STAIR A
VEST.
MEN
TEL/ELEC.
ELEV.
WOMEN
JAN.
STAIR B
LARGE FILE ROOM
ALL FILE CABINETS TO BE REMOVED
NEW CONF. ROOM
NEW MOTHERS ROOM
FILE ROOM
ELEC/T. CL.
STOR.
NEW W.S.

TENANT SPACE (7 North) - 29,234 r.s.f.	
PROGRAMMING BREAKDOWN	
Large Offices	(22)
Small Offices	(12)
Work Stations (approx. 6X8)	(59)
Work Stations (approx. 6X7)	(25)
Work Stations (approx. 6X6)	(1)
Work Stations (Other)	(2)
Conference Rooms	(8)
Pantries	(1)
Copy Areas	(2)
File Rooms	(2)
Storage Rooms	(1)
TOTAL SEATS (PROPOSED)	(121)

1 SEVEN NORTH PROPOSED FURNITURE PLAN

GEITZ DESIGN ASSOCIATES, LLC ARCHITECTS
50 Riverside Avenue
Westport, Connecticut 06880
(203) 227 - 4879 (o)
(203) 227 - 3830 (f)
www.GEITZDESIGN.COM

CONSULTANTS

CDA CONSULTING ENGINEERS
MEP CONSULTING
45 RIVERSIDE AVENUE
WESTPORT, CT 06880
T: 203 299-0268

Marriott International
Existing Conditions
Plans 7 & 8 North
ONE STAR POINT
STAMFORD, CT 06902

APPROVED BY
Owner
Date
Architect
Date
Contractor
Date

MARK	DATE	DESCRIPTION
	03/05/19	ISSUED FOR REVIEW
	03/08/19	ISSUED FOR REVIEW
	03/22/19	ISSUED FOR REVIEW

PROJECT NO: 1904
MODEL FILE:
DRAWN BY: JLS
CHK'D BY: TAG
COPYRIGHT

SHEET TITLE
PROPOSED FURNITURE PLAN - SEVEN NORTH

A-7a

EXHIBIT A - NEW PREMISES (8th Floor North)

OFFICE
CORR.
CONF.
COPY
STAIR A
STAIR B
MECH. ROOM
ELEV. LOBBY
WOMEN
MEN
FILE AREA
BOARDROOM
RECEPTION AREA
SERVERY
PANTRY
STOR.
W.C.

1 EIGHT NORTH PROPOSED FURNITURE PLAN

TENANT SPACE (8 North) - 29,234 r.s.f.	
PROGRAMMING BREAKDOWN	
Large Offices	(17)
Small Office	(10)
Work Stations (approx. 6X8)	(78)
Work Stations (approx. 6X7)	(7)
Work Stations (Other)	(1)
Conference Rooms	(6)
Pantries	(2)
Copy Areas	(2)
Reception Areas	(1)
Waiting Areas	(1)
File Rooms	(1)
Storage Rooms	(1)
TOTAL SEATS (PROPOSED)	(113)

GEITZ DESIGN ASSOCIATES, LLC
ARCHITECTS

CONSULTANTS

CDA CONSULTING ENGINEERS
MEP CONSULTING
46 RIVERSIDE AVENUE
WESTPORT, CT 06880

Marriott International Existing Conditions Plans 7 & 8 North

ONE STAR POINT
STAMFORD, CT 06902

MARK	DATE	DESCRIPTION
	[illegible]	ISSUED FOR REVIEW
	[illegible]	ISSUED FOR REVIEW
	[illegible]	ISSUED FOR REVIEW

PROJECT NO.: 1904
MODEL FILE:
DRAWN BY: JLS
CHK'D BY: TAG
COPYRIGHT

SHEET TITLE

PROPOSED FURNITURE PLAN - EIGHT NORTH

A-8a

---

Exhibit B
Reserved Parking Spaces

Exhibit B - Reserved Parking Spaces 2nd Floor

GARAGE Elevator Vestibule - 2nd Floor
4 Reserved Parking Spaces
up
down
RAMP UP
RAMP DOWN
REVISED STRIPING PLAN
AUGUST 14, 1991
STAMFORD HARBOR PARK
Stamford, Connecticut
2nd LEVEL PLAN
GARAGE
KEY PLAN

Exhibit C
Sublandlord’s Work
•Vacant, broom-clean with existing furniture to remain (or be removed as mutually agreed to)
•Sublandlord to remove all file cabinets from large 7 North file room as outlined on a drawing listed on Exhibit A
•Provide and install 29 additional workstations shown on the drawings listed on Exhibit A
•Install a shower in CEO office in the approximate location outlined on the drawings listed on Exhibit A or some other mutually acceptable location if not practicable or feasible
•Separate tenant electric
•Disconnect UPS from Premises and pull back any associated Marriott/SW legacy wiring
•Work together to preserve any improvements to the space (cameras, card readers, wiring, etc.) that can be re-used by Subtenant
•Install glass elevator vestibule doors installed in accordance with municipal codes capable of card key magnetic lock off on both floors (Subtenant to provide its own security card readers on these doors - Subtenant’s install and system must be compatible with base building system)
•Programmable card key access system for all Premises entry doors, staircases and elevator lock offs on both floors (all of which shall remain on the base Building security system)
•Sublandlord shall provide programmed card keys (up to 300; additional cards requested by Subtenant will be at then Building standard charges)
•Create one “Mother’s Room” with wall mounted changing table, refrigerator, sink and cushioned chair in accordance with code in the 7th floor location outlined on the drawings listed on Exhibit A
•Combine one conference room and adjacent “SVP” office on the 8th Floor with a sliding glass door passageway
•Divide the 7th Floor “Situation Room” (highlighted on the attached drawings) into two separate conference rooms and finish new demising wall to current design criteria. Refurnish with appropriately sized furniture from only Sublandlord’s existing inventory
•The internal security camera system serving the New Premises shall be disconnected from the main system but left intact for Subtenant to reconnect to its security system
•Install two roof-top mounted compressor units to support current split system HVAC units located in the IDF closets on each floor (air-handlers already exist but Sublandlord shall separate from its current compressor and install two new compressor to serve only these two units)
•Relocate any water piping in the ceiling in each IDF room as needed over equipment/cabinets/racks in IDF
•Re-circuit the generator to provide complete backup to Subtenant’s Premises, including all base building systems required to allow for Subtenant’s occupancy during a power shutdown
•Subtenant to provide its own rack mounted UPS
•Sublandlord to install a single automatic transfer switch

40